Exhibit 99.1

Albany International Reports Fourth-Quarter Financial Results

Fourth-Quarter Highlights

*	Net income per share was $0.21, compared to $0.44 per share for the same period last year.

*

Net income per share was reduced by the previously announced change in contract terms with a major customer ($0.07 per share), a cumulative correction for postretirement obligations ($0.05 per share), income tax adjustments ($0.03 per share), and the costs related to performance-improvement initiatives ($0.06 per share). In the fourth quarter of 2005, net income per share included expenses related to residual effects of consolidating manufacturing operations ($0.05 per share), while income tax adjustments increased net income ($0.03 per share).

*	Net sales were $255.8 million, an increase of 3.2 percent compared to the fourth quarter of 2005. Compared to the third quarter of 2006, net sales increased 5.3 percent.

*

Net sales in the Paper Machine Clothing (PMC) segment included a reduction of $7.6 million related to the previously announced change in contract terms with a major customer.  Excluding the effect of that change, and excluding the effect of changes in currency translation rates, net sales in the PMC segment decreased 1.2 percent compared to the fourth quarter of 2005.

*	Net sales in PMC increased 5.5 percent compared to the third quarter of 2006, excluding the effect of the change in contract terms with a major customer.

*	Net sales increased 24.3 percent in the Applied Technologies segment compared to the fourth quarter of 2005, and 21.3 percent excluding the effect of changes in currency translation rates.

*	Net sales in the Door Systems segment increased 10.9 percent compared to the fourth quarter of 2005, and 4.6 percent excluding the effect of changes in currency translation rates.

*	Net cash provided by operating activities was $30.9 million, compared to $25.9 million for the fourth quarter of 2005.

          ALBANY, N.Y., Feb. 1 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE: AIN) reported fourth-quarter net income of $0.21 per share, compared to $0.44 per share for the same period last year. Net income per share for the fourth quarter of 2006 was reduced by the previously announced change in contract terms with a major customer ($0.07 per share), income tax adjustments ($0.03 per share), costs related to performance-improvement initiatives ($0.06 per share), and a cumulative correction related to postretirement obligations ($0.05 per share), as a result of adopting Securities and Exchange Commission Staff Accounting Bulletin No. 108 (SAB 108). Net income for the fourth quarter of 2005 included expenses of $0.05 per share related to residual effects of consolidating manufacturing operations, while income tax adjustments increased net income by $0.03 per share.

          Net sales increased $7.9 million, or 3.2 percent, compared to the fourth quarter of 2005.  Net sales for the fourth quarter of 2006 were reduced by $7.6 million related to the change in contract terms. Excluding the effect of that change and the additional effect of changes in currency translation rates, net sales increased 2.4 percent. The following table presents net sales by segment:

	Net Sales Three Months ended December 31,		Percent Change	Impact of Changes in Currency Translation Rates	Impact of Contract Terms Change	Percent Change excluding Contract Terms Change and Currency Rate Effect

(in thousands)	2006	2005

Paper Machine Clothing	$180,502	$183,844	-1.8%	$6,538	$-7,587	-1.2%
Applied Technologies	38,894	31,283	24.3%	941		21.3%
Albany Door Systems	36,371	32,783	10.9%	2,082		4.6%
Total	$255,767	$247,910	3.2%	$9,561	$-7,587	2.4%

          Gross profit was 35.2 percent of net sales in the fourth quarter of 2006, compared to 37.5 percent for the fourth quarter of 2005. The gross profit percentage was negatively affected by lower European PMC sales and the continued ramp-up of manufacturing and engineering in Albany Engineered Composites, a business in the Applied Technologies segment.

          Selling, technical, general, and research expenses increased from $69.5 million (28.0 percent of net sales) in the fourth quarter of 2005, to $77.8 million (30.4 percent of net sales) for the same period of 2006. The increase includes $2.1 million resulting from the adoption of SAB 108, $2.0 million related to the effect of changes in currency translation rates on accounts receivable and other balances held in currencies other than local currencies, and $1.8 million related to performance-improvement initiatives.

          Operating income was $12.2 million in the fourth quarter of 2006, compared to $23.4 million in the same period of 2005. The decline in operating income was due to the above-discussed decline in gross profit and increased selling, technical, general, and research expenses.

          In the fourth quarter of 2006, the Company income tax expense increased by $0.9 million ($0.03 per share) related to changes in estimated tax liabilities and changes in contingent tax reserves and valuation allowances. Income tax expense for the fourth quarter of 2005 included favorable adjustments to deferred tax valuation allowances that reduced income tax expense by $1.1 million and resulted in an increase to fourth-quarter 2005 net income of $0.03 per share.

          In the fourth quarter of 2006, the Company adopted the provisions of FAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R). Adoption of this Standard did not have any impact on net income for the quarter but did result in a $59.6 million increase in pension liabilities and a $41.5 million decrease in shareholders’ equity.

          Full-year net sales increased $32.7 million, or 3.3 percent, compared to the same period last year. Following is a table of net sales by segment:

	Net Sales Year ended December 31,		Percent Change	Impact of Changes in Currency Translation Rates	Impact of Contract Terms Change	Percent Change excluding Contract Terms Change and Currency Rate Effect

(in thousands)	2006	2005

Paper Machine Clothing	$737,070	$732,918	0.6%	6,903	$-7,587	0.7%
Applied Technologies	149,742	129,303	15.8%	1,318		14.8%
Albany Door Systems	124,646	116,489	7.0%	1,106		6.1%
Total	$1,011,458	$978,710	3.3%	9,327	$-7,587	3.2%

          Full-year gross profit was 38.7 percent in 2006, compared to 40.1 percent for 2005. Full-year gross profit was negatively affected by lower European PMC sales, higher materials costs, and the continued ramp-up of manufacturing and engineering in Albany Engineered Composites.

          Full-year operating income was $90.3 million in 2006, compared to $116.0 million in 2005. The decline in operating income was attributable to the above-discussed decline in gross profit and increased selling, technical, general, and research expenses.

          Liquidity and Capital Resources

          Net cash provided by operating activities was $30.9 million for the fourth quarter of 2006, compared to $25.9 million for the same period of 2005.

          Capital spending during the fourth quarter of 2006 was $30.1 million and was $84.5 million for the full year. The Company expects 2007 capital spending to be in the range of $160 to $180 million, including approximately $100 million related to the previously announced PMC expansion in Asia and Latin America, approximately $35 million for strategic initiatives in the emerging businesses, and the balance for ongoing operations. Capital spending in 2008 is expected to be $100 million, and will substantially complete the previously announced PMC expansion. Beyond 2008, the Company expects annual capital spending to be approximately $50 to $60 million, including currently foreseen opportunities for strategic growth investments in the emerging businesses. Full-year depreciation was $55.1 million and amortization was $4.4 million in 2006, and are expected to be approximately $60 million and $4 million, respectively, in 2007.

          Paper Machine Clothing

          This segment includes Paper Machine Clothing and Process Belts (PMC) used in the manufacture of paper and paperboard products.

          Compared to the fourth quarter of 2005, PMC net sales decreased 1.8 percent, and decreased 1.2 percent after excluding the effect of changes in currency translation rates and the change in the contract terms of a major customer. Compared to the third quarter of 2006, which included reductions in total PMC sales due to a sharp decline in net sales in Europe, net sales increased 5.5 percent excluding the above-mentioned change in contract terms. For the full year, net sales increased 0.6 percent compared to 2005, and 0.7 percent after excluding the effect of changes in currency translation rates and the change in the contract terms of a major customer.

          Applied Technologies

          This segment includes the emerging businesses that apply our core competencies in advanced textiles and materials to other industries including insulation for personal outerwear and home furnishings (PrimaLoft(R)); specialty materials and composite structures for aircraft and other applications (Albany Engineered Composites); specialty filtration products for wet and dry applications (Albany Filtration Technologies); industrial belts for Tannery, Textile, and Corrugator applications (Albany Industrial Process Belts); and fabrics, wires, and belting products for the nonwovens and pulp industries (Albany Engineered Fabrics).

          Led by strong performance in Albany Engineered Composites, Albany Engineered Fabrics, and Industrial Process Belts, fourth-quarter Applied Technologies segment net sales increased 24.3 percent compared to the same period in 2005, and 21.3 percent excluding the effect of changes in currency translation rates. For the full year, sales in this segment increased 15.8 percent compared to 2005, and 14.8 percent excluding the effect of changes in currency translation rates, the third consecutive year of strong sales growth.

          Albany Door Systems

          This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.

          Fourth-quarter Door Systems net sales increased 10.9 percent compared to the same period last year, and 4.6 percent excluding the effect of changes in currency translation rates. Sales of new products continued to accelerate, with solid improvements in after-market sales in Europe. For the full year, sales in this segment increased 7.0 percent compared to 2005, and 6.1 percent excluding the effect of changes in currency translation rates.

          Comments on Current and Planned Activities

          President and CEO Joe Morone commented, “Our third-quarter 2006 financial release suggested that, excluding the effects of any special charges, we were hopeful that the trend forward would be for gradual improvement in revenue and operating income and that the operating income impact from the decline in European PMC revenue would be fully offset by the fourth quarter of 2007. The operating results and market conditions that we experienced in Q4 reinforce this view and suggest that we are on the trend toward gradual improvement.

          “In our view, what is most important about Q4 is the evidence of progress in each of the three primary factors that we identified in the Q3 release as contributing to this gradual improvement.

          “First, excluding the effect of the previously announced change in contract terms with a major customer, PMC revenue grew by 5.5% from Q3 to Q4. In the Q3 release, we indicated that we expected the pricing gap in Europe to narrow, and volumes to increase, and that we were cautiously optimistic that the combined effect should lead to flat or slight improvements in European PMC revenue over the next few quarters. With most major contract negotiations in Europe now completed, these expectations have not changed. Sales in Western Europe grew by 9% in Q4 compared to Q3 2006. Orders in all three corridors provide further evidence of the trend toward gradual improvement. This order picture is reinforced by continued market share growth in the Americas, where major contract negotiations have also been concluded, a promising array of new products in each product line, an increasingly strong R&D pipeline, and good progress toward completion of the Asian capacity expansion. One important caveat regarding PMC revenue is the continuing closures of paper machines in North America and Western Europe. The resulting pressure on the top line, which clearly affected PMC revenue in 2006, is likely to continue in 2007.

          “A second key factor that strengthened in Q4 and that should continue to contribute to gradual improvement was significant, company-wide progress on the cost reduction and process improvement initiatives referred to in the Q3 release. We expect that the initial benefit of these activities will take effect by late Q1 2007, and that the magnitude of the benefit will gradually grow through the year.  These performance-improvement initiatives reduced net income in the fourth quarter by $0.06 per share. The more significant charges related to these activities will likely be incurred in the first half of 2007.

          “The third key factor driving the trend toward gradual improvement is the continuing growth of the emerging businesses. In the Applied Technologies segment, Albany Engineered Composites sales grew by 17% in Q4 compared to Q3, and considerable progress was made toward building our manufacturing and engineering infrastructure, developing new business opportunities, and in positioning the business for profitable growth. The remainder of the Applied Technologies segment, comprising the cluster of businesses that apply our advanced textiles and materials technology to process industries outside of paper, grew a combined 9% compared to Q3. During Q4, as part of our continuing effort to build critical mass and global capacity in these businesses, we merged Engineered Fabrics and Industrial Process Belts. Orders in each of the Applied Technologies segment businesses are strong, suggesting a continuation of the sales growth trend into 2007.

          “As for the Doors segment, Q4 is historically the strongest quarter of the year. Sales in Q4 2006 grew by 11% compared to Q4 2005, and by 24% compared to Q3 2006. As with all of our businesses, door orders are strong, and perhaps most significantly for the doors business, considerable progress is being made in mapping out our strategy for approaching the aftermarket.

          “In sum, we enter 2007 with a continued sense of cautious optimism, as we appear to be on track for the gradual recovery of revenue and operating income that we discussed in the Q3 release.”

          The Company plans a live webcast to discuss fourth-quarter and full-year 2006 financial results on Friday, February 2, 2007, at 9:00 a.m. Eastern Time. For access, go to http://www.albint.com.

          Albany International is the world’s largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard.  In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 6,100 people worldwide. Our plants are strategically located to serve our global customers. Additional information about the Company and its businesses and products is available at http://www.albint.com.

          This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows.

          The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

          Forward-looking statements in this release or in the webcast, including statements about future economic conditions, materials costs, growth in PMC sales and operating income during the next several quarters, growth expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost-reduction, performance- improvement, and process improvement initiatives, the accretive effect on earnings of TCI, pension contributions, pricing conditions in the PMC industry, market share, paper industry outlook, the amount and timing of capital expenditures, tax rates, and depreciation and amortization are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2005 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(in thousands except per share data)

Three Months Ended December 31,			Years Ended December 31,

2006	2005		2006	2005

(unaudited)	(unaudited)		(unaudited)
$255,767	$247,910	Net sales	$1,011,458	$978,710
165,744	155,051	Cost of goods sold	620,149	586,700
90,023	92,859	Gross profit	391,309	392,010
77,779	69,489	Selling, technical, general and research expenses	301,022	276,011
12,244	23,370	Operating income	90,287	115,999
2,854	1,921	Interest expense, net	9,183	10,583
(162)	3,737	Other (income)/expense, net	2,779	4,653
9,552	17,712	Income before income taxes	78,325	100,763
3,540	3,637	Income tax expense	20,530	29,420
6,012	14,075	Income before associated companies	57,795	71,343
197	9	Equity in earnings of associated companies	244	509
6,209	14,084	Net income	58,039	71,852
538,312	483,844	Retained earnings, beginning of period	495,018	434,057
(2,919)	(2,910)	Dividends declared	(11,455)	(10,891)
$541,602	$495,018	Retained earnings, end of period	$541,602	$495,018
		Earnings per share:
$0.21	$0.44	Basic	$1.95	$2.25
$0.21	$0.43	Diluted	$1.91	$2.22
		Shares used in computing earnings per share:
29,168	32,306	Basic	29,803	31,921
29,632	32,745	Diluted	30,324	32,403
$0.10	$0.09	Dividends per share	$0.39	$0.34

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 2006	December 31, 2005

	(unaudited)
ASSETS
Cash and cash equivalents	$68,237	$72,771
Accounts receivable, net	209,907	132,247
Note receivable	—	17,827
Inventories	224,210	194,398
Deferred taxes	16,290	11,270
Prepaid expenses	10,552	7,892
Total current assets	529,196	436,405
Property, plant and equipment, net	397,521	335,446
Investments in associated companies	6,634	6,403
Intangibles	9,343	12,076
Goodwill	172,890	153,001
Deferred taxes	112,280	86,617
Cash surrender value of life insurance policies	41,197	37,778
Other assets	37,486	19,321
Total assets	$1,306,547	$1,087,047
LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes and loans payable	$12,510	$6,151
Accounts payable	46,717	36,775
Accrued liabilities	113,633	116,395
Current maturities of long-term debt	11,167	1,009
Income taxes payable and deferred	20,099	14,793
Total current liabilities	204,126	175,123
Long-term debt	354,587	162,597
Other noncurrent liabilities	211,633	144,905
Deferred taxes and other credits	37,076	29,504
Total liabilities	807,422	512,129
Commitments and Contingencies	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	—	—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 34,518,870 in 2006 and 34,176,010 in 2005	35	34
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2006 and 3,236,476 in 2005	3	3
Additional paid in capital	316,164	319,372
Retained earnings	541,602	495,018
Accumulated items of other comprehensive income:
Translation adjustments	(18,348)	(71,205)
Pension liability adjustment	(81,071)	(40,340)
	758,385	702,882
Less treasury stock (Class A), at cost (8,540,882 shares in 2006 and 5,050,159 shares in 2005)	259,260	127,964
Total shareholders’ equity	499,125	574,918
Total liabilities and shareholders’ equity	$1,306,547	$1,087,047

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,

	2006	2005

	(unaudited)
OPERATING ACTIVITIES
Net income	$58,039	$71,852
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of associated companies	(244)	(509)
Depreciation	55,100	51,339
Amortization	4,350	4,106
Provision for deferred income taxes, other credits and long-term liabilities	(9,403)	10,787
Provision for write-off of equipment	1,010	2,827
Increase in cash surrender value of life insurance	(2,397)	(2,171)
Unrealized currency transaction gains and losses	1,368	(4,520)
Shares contributed to ESOP	6,215	5,357
Stock option expense	1,543	—
Tax benefit of options exercised	(362)	3,469
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(60,897)	4,550
Note receivable	17,827	1,128
Inventories	(19,034)	(17,155)
Prepaid expenses	(2,036)	2,285
Accounts payable	4,181	(421)
Accrued liabilities	392	(445)
Income taxes payable	2,218	(5,617)
Other, net	(5,847)	(4,490)
Net cash provided by operating activities	52,023	122,372
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(84,452)	(43,293)
Purchased software	(8,822)	(2,533)
Proceeds from sale of assets	—	5,067
Acquisitions, net of cash acquired	(15,918)	—
Premiums paid for life insurance policies	(1,022)	(1,022)
Net cash used in investing activities	(110,214)	(41,781)
FINANCING ACTIVITIES
Proceeds from borrowings	222,735	176,430
Principal payments on debt	(16,933)	(235,455)
Purchase of treasury shares	(131,499)	(1,576)
Purchase of call options on common stock	(47,688)	—
Sale of common stock warrants	32,961	—
Proceeds from options exercised	3,227	14,455
Tax benefit of options exercised	362	—
Debt issuance costs	(5,434)	—
Dividends paid	(11,446)	(10,489)
Net cash provided by/(used in) financing activities	46,285	(56,635)
Effect of exchange rate changes on cash flows	7,372	(10,167)
(Decrease)/increase in cash and cash equivalents	(4,534)	13,789
Cash and cash equivalents at beginning of year	72,771	58,982
Cash and cash equivalents at end of period	$68,237	$72,771

SOURCE  Albany International Corp.
          -0-                                                  02/01/2007
          /CONTACT:  Kenneth C. Pulver, Vice President-Global Marketing & Communications of Albany International, +1-518-445-2214/
          /Web site:  http://www.albint.com /
          (AIN)